Exhibit 99.1

Investor Contact: Michael Greiner
Avanos Medical, Inc.
Investor.Relations@avanos.com

Media Contact: Katrine Kubis
Avanos Medical, Inc.
CorporateCommunications@avanos.com

Avanos Medical, Inc. Appoints Sudhakar Varshney as Senior Vice President, Global Supply Chain & Procurement
ALPHARETTA, Ga., Nov. 14, 2022 / PRNewswire / -- Avanos Medical, Inc. (NYSE: AVNS) today announced that Sudhakar Varshney has been appointed senior vice president, global supply chain & procurement. In this role, Varshney will lead a multinational team of more than 2,500 employees to drive the development and execution of the Company’s supply chain capabilities worldwide.

Varshney joins Avanos from Antylia Scientific, a bioprocessing and life sciences organization, where he was senior vice president, global operations. His background includes more than 20 years in manufacturing, supply chain, engineering, quality and continuous improvement leadership roles for companies in the medical device, automotive, chemical and industrial sectors, including Hach (a division of Danaher), Haemonetics, Covidien and the Ford Motor Company.

“Given the ongoing supply chain challenges that continue to impact businesses around the world, we are very pleased to welcome Sudhakar to Avanos,” stated Joe Woody, chief executive officer. “His integrated supply chain and operations experience, and proven success in driving process improvements, will be critical as we work to transform and grow our business.”

Varshney earned a bachelor’s degree in mechanical engineering from the University of Pune (India) and a master’s of science in product development from the University of Detroit Mercy.

He will be relocating to the Atlanta area from Michigan in the near future.

About Avanos Medical, Inc.
Avanos Medical (NYSE: AVNS) is a medical device company focused on delivering clinically superior breakthrough solutions that will help patients get back to the things that matter. Headquartered in Alpharetta, Georgia, Avanos is committed to addressing some of today’s most important healthcare needs, such as reducing the use of opioids while helping patients move from surgery to recovery. Avanos develops, manufactures and markets its recognized brands in more than 90 countries. For more information, visit www.avanos.com and follow Avanos Medical on Twitter (@AvanosMedical), LinkedIn and Facebook.

SOURCE Avanos Medical, Inc.